  Exhibit 99.1

May 20, 2020

Dear Summit Healthcare REIT, Inc. Shareholder:

It is our pleasure to provide you with an update on Summit Healthcare REIT, Inc. (“we” or the “REIT” or “Summit”). If you are receiving this letter by regular mail, enclosed is a statement of your account as of March 31, 2020. If you have elected to receive correspondence from us by email, your statement is available on the investor web portal on our website - www.summithealthcarereit.com,

CORONAVIRUS (COVID-19) UPDATE

Since the World Health Organization declared COVID-19 a pandemic on March 11, 2020, the United States has imposed measures intended to control its spread including travel bans, border closings, business closures, quarantines and shelter-in-place orders. Summit greatly values the health and well-being of our employees, our operators’ employees, and the residents of our assisted living, memory care, and skilled nursing facilities. We are closely following federal and state government guidelines with respect to all aspects of our business.

The COVID-19 pandemic and measures to prevent its spread are expected to negatively impact the healthcare industry, including the operations of senior housing and skilled nursing facilities. These impacts include, but are not limited to, decreased occupancy and increased operating costs for our tenants which can adversely impact their ability to make full and timely rent payments to us. Throughout this pandemic, we continue to work closely with our operators who we believe have implemented the policies and protocols regarding COVID-19 to mitigate potential exposure to their staff and residents. Due to the unforeseen operational costs related to the COVID-19 virus, many of our operators have been successful in obtaining government relief under the CARES Act, including funding from the Payroll Protection Program (PPP). A number of our operators have also benefitted from increased Medicaid reimbursements which have varied by state, and Medicare-related stimulus grants.

Summit’s employees have been successfully working remotely since mid-March and will continue to do so until restrictions in California are lifted, and we feel it is safe to resume working in an office environment. During this unprecedented time, Summit has retained all employees and does not anticipate any layoffs as a result of this pandemic. While we continue to evaluate the CARES Act, based on guidance from the SBA to date, we do not believe we qualify for a PPP loan.

Please review our Form 10-Q for the period ending March 31, 2020 filed with the SEC on May 14, 2020 for additional information regarding the risks associated with this pandemic. We will continue to monitor the impact on our business as well as work with our tenants through this trying time.

OUR PORTFOLIO

Summit currently has ownership interests in 57 senior housing facilities totaling 5,339 beds across 14 states as follows: 100% ownership of three properties, a 95% interest in four properties, a 35% interest in two properties, a 20% interest in two properties, a 15% interest in 14 properties and a 10% interest in 32 properties. We continue to endeavor to raise institutional third-party capital to make acquisitions that we believe are accretive to shareholder value, as well as consider other potential strategic options that we believe would be in the best interests of our shareholders.

CASH FLOW FROM OPERATIONS AND FUNDS FROM OPERATIONS (“FFO”)

Net cash provided by operating activities was $191,000 for the three months ended March 31, 2020 compared to $84,000 for the three months ended March 31, 2019. FFO per share was $0.03 for the three months ended March 31, 2020 compared to $0.03 for the same period last year. FFO is a non-GAAP supplemental financial measure that is widely recognized as a measure of REIT operating performance. We compute FFO in accordance with the definition outlined by the National Association of Real Estate Investment Trusts. For further discussion on cash flows and FFO, please refer to the Form 10-Q for the period ending March 31, 2020.

FRIENDSWOOD HUD LOAN REFINANCE

On April 23, 2020, CHP Friendswood, LLC (“Friendswood”), a consolidated subsidiary of Summit refinanced the debt collateralized by Friendship Haven Healthcare and Rehabilitation facility, located in Friendswood, Texas, with a U.S. Department of Housing and Urban Development (“HUD”) insured loan from ORIX Real Estate Capital, LLC. The assumable loan bears an “all-in” interest rate of 3.44%, inclusive of mortgage insurance premium, and amortization term of 35 years. The net loan proceeds of $11.9 million have been used to pay off the outstanding principal debt on Friendswood’s existing CIBC loan maturing in March 2021, and to establish certain reserve accounts required by HUD.

LITIGATION UPDATE

As we reported in prior investor update letters, the judge signed and entered the order on March 14, 2019 granting us terminating sanctions which dismissed the complaint against us by Cornerstone Realty Advisors (“CRA”) and Cornerstone Ventures Inc. (“CVI”) with prejudice and awarded Summit monetary sanctions in the amount of $588,671 due to the plaintiffs’ discovery abuse. On May 21, 2019, CRA and CVI filed a notice of appeal from the Judgment. Summit subsequently filed a notice of cross-appeal from the Judgment on June 3, 2019. On July 9, 2019, the California Court of Appeal, Fourth District dismissed CRA and CVI’s appeal with prejudice. The briefing to the Court of Appeal, Fourth District on the Company’s appeals against CRA, Cornerstone Ventures, Inc and Winget Spadafora & Schwartzberg was completed on April 27, 2020, and on April 28, 2020, the Company filed its request for oral argument on its appeals. We will continue to vigorously pursue the sanctions awarded us and will keep you posted on our progress.

FREQUENTLY ASKED QUESTIONS

As mentioned in our previous quarterly letters, we will continue to answer questions that are frequently asked by our shareholders and their representatives. Below is this quarter’s FAQs and our response.

Why does my brokerage firm show a zero or N/A for the value of my Summit shares?

Summit shares held in IRA accounts or other custodial or brokerage accounts may report a zero or N/A value on your statement. Due to a 2016 amendment to FINRA rules, a specific methodology for calculating share value would require costly independent third-party appraisals on all properties in which Summit holds an interest. Summit is not subject to these regulations and believes this calculation would be an unwise use of funds. Instead, Summit reports annually a Net Asset Value (NAV) based on reasonable financial assumptions which conform to standard industry practice. The estimated value per share of the REIT is $2.82 as of December 31, 2019, and we provide this share value on our quarterly shareholder statements. Additional information about the share value can also be found in our Form 10-K for the period ending December 31, 2019.

Who should I call if I need help with my account regarding a transfer or address change?

Our transfer agent, Computershare, is available to help you with your account-related matters. Computershare’s investor services team is based in Louisville, Kentucky and can be reached at (888) 522-1771 from 8:00 a.m. to 8:00 p.m. Eastern Time.

Please review all our filings with the SEC for more information. If you have any questions, please contact your financial advisor, our investor services and transfer agent team at Computershare at (888) 522-1771, or our Senior Vice President, Chris Kavanagh at (949) 535-1988. As always, thank you for your continued confidence and support.

Stay healthy and be well,

Elizabeth A. Pagliarini

Chief Operating Officer & Chief Financial Officer

This letter contains forward-looking statements relating to the business and financial outlook of Summit Healthcare REIT, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the Summit Healthcare REIT, Inc.’s annual report on Form 10-K for the year ended December 31, 2019, and. quarterly report for the period ended March 31, 2020, Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.